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                                                                    Exhibit 10.1

                                 STOCK PURCHASE
                                    AGREEMENT



                            WOLFE & ASSOCIATES, INC.
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                            STOCK PURCHASE AGREEMENT

         COMES NOW, SOS Staffing Services, Inc. a Utah corporation at 1415 S. Main, Salt Lake City, UT 84115 (hereinafter referred to as "SOSS"); Wolfe & Associates, Inc., a New Mexico corporation at 5325 Wyoming Boulevard, N.E., Albuquerque, NM 87109 (hereinafter referred to as "WOLFE"); Curtis L. Wolfe, Dawne E. Parker (a/k/a Dawne Wolfe) and Robert J. Otoupalik (hereinafter collectively referred to as "SELLING SHAREHOLDERS"); and Christine Otoupalik (hereinafter referred to as "COMMUNITY PROPERTY INTEREST HOLDER") and agree as follows:

                                   WITNESSETH:

         WHEREAS, SOSS desires to purchase all of the outstanding shares of stock in WOLFE from SELLING SHAREHOLDERS for cash or other good and valuable consideration;

         WHEREAS, SELLING SHAREHOLDERS, own all of the shares of stock issued and outstanding in WOLFE and desire to exchange such shares with SOSS for cash and other good and valuable consideration;

         WHEREAS, the parties desire to enter into a written Agreement describing and setting forth the terms and conditions under which they will transfer ownership of said stock;

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the parties agree as follows:

         1. As a result of the stock purchase transaction contemplated by this Agreement, SOSS shall acquire all of the assets and liabilities of WOLFE which exist at the Closing Date. WOLFE's balance sheet at the time of Closing is attached as Exhibit A. The assets at Closing are more fully set forth and described, including the value of such assets, in Exhibits B (general assets), C (operational assets) and D (cash, bank accounts, accounts receivable and non-operational assets) which are incorporated herein by reference. WOLFE's liabilities at the time of Closing are more fully set forth and described in Exhibits E (third party contracts and leases), F (accounts payable), G (other liabilities), H (contingent liabilities), J (tax liabilities) and Exhibit K (causes of actions and lawsuits) which are incorporated herein by reference.

                  The parties acknowledge that WOLFE may currently have other assets and liabilities which are not listed in the preceding Exhibits. Such assets may be sold or otherwise transferred and such liabilities extinguished and satisfied prior to the Closing of the Agreement. Any such asset or liability not specifically listed in the Exhibits hereto are not to be transferred hereunder and shall remain the property or responsibility of the SELLING SHAREHOLDERS. Any asset or liability not identified in the Exhibits hereto which have not
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been legally and validly transferred by WOLFE or assumed from WOLFE shall upon the Closing of this Agreement be transferred to or assumed by SELLING SHAREHOLDERS.

         2. The closing of the transaction contemplated by this Agreement shall
take place on            , 1996 at    :00  .m. at 1415 South Main Street, Salt
Lake City, UT 84115, the principal place of business of SOSS or at such other date, time or place as the parties may agree upon in writing (the "Closing").

         3. At Closing, SELLING SHAREHOLDERS, Curtis L. Wolfe and Dawne E. Parker, as joint tenants, shall deliver, convey and transfer 4,000 shares of WOLFE stock to SOSS for the consideration described in Article 4 herein. Additionally, SELLING SHAREHOLDER, Robert J. Otoupalik, and COMMUNITY PROPERTY INTEREST HOLDER, Christine Otoupalik, shall deliver, convey and transfer 4,000 shares of WOLFE stock to SOSS for the consideration described in Article 4 herein. The aggregate number of shares of WOLFE stock to be transferred by all SELLING SHAREHOLDERS and the COMMUNITY PROPERTY INTEREST HOLDER hereunder is 8,000 shares.

         4. In consideration for receiving the stock pursuant to Article 3 herein and in consideration of the representations, warranties, and covenants of WOLFE, SELLING SHAREHOLDERS and the COMMUNITY PROPERTY INTEREST HOLDER, SOSS agrees to pay SELLING SHAREHOLDERS and the COMMUNITY INTEREST HOLDER the following amounts on the conditions set forth herein:

         (a) The total purchase price for the shares of stock described in Article 3 of this Agreement and the payments described in this Article 4 shall in no event exceed TEN MILLION DOLLARS ($10,000,000.00).

         (b) SOSS shall pay SELLING SHAREHOLDERS and the COMMUNITY PROPERTY INTEREST HOLDER, in the aggregate (each party shall be paid proportionally to his or her interest in WOLFE), as an initial purchase price FOUR MILLION DOLLARS ($4,000,000.00), as adjusted, at the time of Closing of this Agreement. The $4,000,000.00 initial purchase price shall be adjusted by increasing the sum by the value of the Assets shown on Exhibit D (cash, bank accounts, accounts receivable and non-operational assets), , including depreciation, less the liabilities, including accruals for such liabilities, as listed on the financial statement and specifically described in Exhibits E (third party contracts and leases), F (accounts payable), G (other liabilities), H (contingent liabilities), J (tax liabilities) and Exhibit K (causes of actions and lawsuits). No adjustment to the purchase price shall be made for the general, operational and fixed assets described in Exhibits B and C.

        (c)     (i)     The "Earn-out Period" shall commence on the Closing
                Date of this Agreement and continue to December 28, 1997 (the close of SOSS' 1997 fiscal year). SOSS shall pay SELLING SHAREHOLDERS and the COMMUNITY PROPERTY INTEREST HOLDER, in the aggregate, two and seven-tenths
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                (2.7) times the Branch Profit (defined in Article 4 (d) herein)
                generated by the business currently known as WOLFE during the Earn-out Period in excess of $500,000.00, but less than $700,000.00 (as adjusted to reflect a period greater than fifty-two (52) weeks in 1997 to include the operation of the Business from the Closing Date to December 28, 1997). Such adjustments shall be made by multiplying $500,000.00 and $700,000.00 by a fraction, the numerator of which is the number of weeks in the Earn-out Period and the denominator of which is fifty-two (52). For example, if the Closing Date is November 4, 1996, then there would be sixty weeks in the Earnout Period. SOSS would pay 2.7 times the Branch Profit generated during the sixty week Earnout Period which is in excess of $576,923.08 ($500,000.00 x 60/52), but which is less than or equal to $807,692.31 ($700,000.00 x 60/52). Such payment shall be made no later than forty-five (45) days from the close of the Earn-out Period.

                (ii)    In addition to the monies paid pursuant to Article 4(c)
                (i) herein, SOSS shall pay SELLING SHAREHOLDERS and the COMMUNITY PROPERTY INTEREST HOLDER, in the aggregate, four (4) times the Branch Profit generated by the business currently known as WOLFE during the Earn-out Period in excess of $700,000.00 (as adjusted to reflect a period greater than fifty-two (52) weeks in 1997 to include the operation of the Business from the Closing Date to December 28, 1997). Such adjustment shall be made by multiplying $700,000.00 by a fraction, the numerator of which is the number of weeks in the Earn-out Period and the denominator of which is fifty-two (52). For example, if the Closing Date is November 4, 1996, then there would be sixty weeks in the Earnout Period. SOSS would pay 4 times the Branch Profit generated during the sixty week Earnout Period which is in excess of $807,692.31 ($700,000.00 x 60/52).
                Such payment shall be made no later than forty-five (45) days from the close of the Earn-out Period.

                (iii)   SELLING SHAREHOLDERS and the COMMUNITY PROPERTY

                INTEREST HOLDER acknowledge and agree that such earn-out will be based on SOSS' operation of the business and acknowledges that SOSS' workers' compensation insurance, unemployment insurance, bonding insurance, cost of interest, cost of employee benefits and other costs differ from WOLFE's and past performance will not necessarily be indicative of future profits. SELLING SHAREHOLDERS and the COMMUNITY PROPERTY INTEREST HOLDER further acknowledge that SOSS' payroll taxes are not adjusted on branch statements for limits on FICA or unemployment insurance. SELLING SHAREHOLDERS and the COMMUNITY PROPERTY INTEREST HOLDER further acknowledge that the Earn-out base of $500,000.00, has been adjusted downward from the original base amount to reflect the difference in some expenses from SOSS and WOLFE.

        (d) (i) "Branch Profit" as used in this Agreement means gross sales (total sales of goods and services) less adjustments and discounts; the cost of sales (temporary employee programs, direct costs, temporary payroll, temporary payroll taxes,
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                i.e. FICA, unemployment, etc., temporary worker's compensation, drug testing and bonding insurance); branch staff expenses (branch staff payroll, temporary staff payroll, commissions and bonuses, branch staff and temporary staff payroll taxes, i.e. FICA, unemployment insurance, etc., branch staff worker's compensation, sales and travel, group insurance, background checks, and drug testing); advertising expenses (specialty items, classified ads, yellow pages, promotional events, other advertising); operation expenses (telephone, office supplies, legal, interest on accounts receivable, professional, postage and delivery, petty cash, training expenses, and other operating expenses); facilities expenses (rent, repair and maintenance, utilities, depreciation and leasehold amortization); bad debt; miscellaneous expenses (dues and subscriptions, adjustments/recoveries, and reimbursements); printing expenses; computer expenses; consultation expenses; taxes and insurance; gain or loss on disposal of assets; depreciation of assets and other expenses (career fair; services fees, internal expenses, etc.); plus other income (bad debt recovery, finance charges collected and other income). The Branch Profit does not include corporate overhead expenses. The interest on accounts receivable is calculated based upon the dollar amount of accounts receivable at the end of each fiscal month at the prime rate as set by First Security Bank of Utah on the last day of the fiscal month. For purposes of calculating the Earnout, Branch Profit shall be based on the combined operation of all offices currently operated by WOLFE.

                (ii) Branch Profit shall exclude profit from gross sales of any single account to the extent gross sales of any single account exceed twenty percent (20%) of total gross sales (the amount by which gross sales of any such single account exceed twenty percent (20%) of total gross sales will be hereinafter be referred to as the "Excess"). If any single account has an Excess, Branch Profit shall be reduced by a fraction, the numerator of which is the Excess and the denominator of which is the total gross sales. For example, if total gross sales are $2,000,000 and a single account generated $600,000 in gross sales, then the Excess for such account would be $200,000 [.2 x $2,000,000 = $400,000 (to establish what 20% of total gross sales would be); $600,000 - 400,000 = $200,000 (the amount the single account was in Excess of the 20% cap)]. The Branch Profit would then be reduced by 10% ($200,000 (Excess)/$2,000,000 (total gross sales) = .10 = 10%). Therefore in this example, if Branch Profit was $500,000, then Branch Profit would be reduced by $50,000 (10% x $500,000 = $50,000). The adjustments made pursuant to this paragraph are based on the assumption that the profitability rate/gross profit percentage of the account with the excess is similar to the profitability rate/gross profit percentage of other Wolfe & Associates, Inc. business. The limitation on Branch Profit contained in this Article 4(d)(ii) is applicable only to the Earnout Period and shall not apply to subsequent years.

                (iii)   If the profitability rate/gross profit percentage of
                an account which has an Excess deviates more than ten percent (10%) from the profitability rate/gross
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                  profit percentage of other Wolfe & Associates, Inc. business, then in addition to the adjustments made to the Branch Profit pursuant to Article 4(d)(ii), the Branch Profit shall be further reduced by the percent deviation in the profitability rate/gross profit percentage for Excess. For example, if other Wolfe & Associates, Inc. business had a profitability rate/gross profit percentage of forty percent (40%) and the account with an Excess had a profitability rate/gross profit percentage of thirty percent (30%) the deviation would be twenty-five percent (25%) (40%-30% = 10%; 10%/40% = .25 =
                  25%). If using the figures from the example in Article 4(d)(ii) ($2,000,000 total gross sales, $200,000 Excess), the Branch Profit would then be further reduced by $50,000 ($200,000 (Excess) x 25% (percent deviation) = $50,000). The total reduction pursuant to both Article 4 (d) (i) and (ii) would be $100,000 ($50,000 (from 4(d)(i)) + $50,000 (from
                  4(d)(ii)) = $100,000). Therefore if the Branch Profit was $500,000 it would be reduced to $400,000 for Earnout calculation purposes. The limitation on Branch Profit contained in this Article 4(d)(iii) is applicable only to the Earnout Period and shall not apply to subsequent years.

         5. At the time of Closing of this transaction SOS Staffing Services Inc. shall become the sole shareholder of Wolfe & Associates, Inc. and there shall be no limitation of SOSS operation of WOLFE and SOSS makes no representations or warranties to the SELLING SHAREHOLDERS and the COMMUNITY PROPERTY INTEREST HOLDER concerning SOSS operation of WOLFE or its continued existence, except that SOSS shall continue to operate WOLFE either as a subsidiary or an operating division at least during the Earn-out Period and during the term of any SELLING SHAREHOLDER's employment agreement in a manner consistent with good business judgment. Nothing herein shall limit SOSS' ability dissolve and/or liquidate WOLFE at any time, provided during the Earn-out Period and during the term of SELLING SHAREHOLDERS' employment agreements SOSS shall continue operate WOLFE as a division in a manner consistent with good business judgement.


         6.       6.1      Non-Competition.

                  6.1.1 Acknowledgments. SELLING SHAREHOLDERS acknowledge that:
(i) SOSS and its subsidiaries or affiliates currently existing or that may be formed or incorporated during the Covenant Period (as defined in Article 6.2.1), are currently engaged in the business of providing temporary staffing and consulting personnel to employer-customers throughout the United States, including clerical, industrial, technical, information systems, information technology, data processing, professional, construction and manufacturing personnel, as well as related services, including staff leasing, payrolling, executive placement, permanent placement, and employee testing (all such activities in which SOSS any subsidiaries or affiliates engage during the Covenant Period and all nations in which SOSS, its subsidiaries or affiliates operate during the Covenant Period are collectively referred to herein as the "Business"); (ii)
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SELLING SHAREHOLDERS acknowledge that WOLFE provides information technology and information system consulting and staffing services and other related services throughout the United States of America and Canada, and when SOSS acquires the stock of WOLFE, SOSS' Business will include all states and provinces of the United States and Canada; (iii) SELLING SHAREHOLDERS acknowledge that SOSS would be materially harmed if SELLING SHAREHOLDERS competed either directly or indirectly with SOSS, its subsidiaries or affiliates in a business related to WOLFE's business; (iv) the agreements and covenants contained in this Article 6.1 are essential to protect the Business and goodwill of SOSS, its subsidiaries and affiliates; and (v) SELLING SHAREHOLDERS have means to support themselves and their dependents other than by engaging in the Business, and the provisions of this Article 6 will not impair such ability. Accordingly, SELLING SHAREHOLDERS covenant and agree as follows:

                  6.2      Covenants and Reformation.

                           6.2.1 Non-Competition Covenants. For a period
commencing at the Closing of this Agreement and continuing for thirty-six (36) months (the "Covenant Period"), SELLING SHAREHOLDERS shall not within the United States of America or Canada, directly or indirectly, (i) engage in the Business or any aspect of the Business for SELLING SHAREHOLDERS' own account in competition with SOSS, its subsidiaries or affiliates; (ii) enter the employ of, or render any services to or consult with, any person engaged in competition with SOSS, its subsidiaries or affiliates in the staffing or consulting industry; (iii) become associated with any such person in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent or trustee; provided, however, SELLING SHAREHOLDERS may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or over-the-counter if SELLING SHAREHOLDERS are not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 5% or more of any class of securities of such person; (iv) solicit or otherwise deal with any client of SOSS, its subsidiaries or affiliates in a manner designed to take staffing or consulting business away from SOSS, its subsidiaries or affiliates;
(v) solicit or otherwise induce any employee of SOSS or its subsidiaries or affiliates to terminate his/her employment with SOSS, its subsidiaries or affiliates; or (vi) hire or solicit any consultant then under contract with SOSS, its subsidiaries or affiliates or encourage such consultant to terminate such relationship.

                  6.2.2 Limitation on Non-Competition Covenants. If any SELLING SHAREHOLDER is terminated from employment from SOSS or its subsidiaries or affiliates for any reason other than for cause, as defined in the respective SELLING SHAREHOLDER's employment agreement, then the Non-Competition Covenant contained in Article 6.2.1 shall only prohibit the terminated SELLING SHAREHOLDER from in any way engaging in the Business with persons or entities with which WOLFE, SOSS, its subsidiaries or affiliates had engaged in
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Business during the preceding two (2) year period. This limitation shall not have effect until the payment of the Annual Salary as described in the respective SELLING SHAREHOLDER's employment agreement terminates.

                  6.2.3 Reformation or "blue-penciling". SOSS intends to restrict legitimate business under Article 6.2.1 only to the extent necessary to protect SOSS' legitimate business interests. SELLING SHAREHOLDERS and SOSS agree that the terms and conditions hereof should be enforced to the fullest extent permitted by law. If any court determines that any provision of Article 6.2.1, or any part thereof, is unenforceable because of the scope, duration or geographic breadth of such provision, such court shall have the power to reform such provision to the maximum scope, duration or geographical breadth, as the case may be, that such court has determined is enforceable in accordance with the law.

                  6.3 Nondisclosure Covenant. During the Covenant Period, SELLING SHAREHOLDERS will maintain as confidential all proprietary information which they may obtain from SOSS, its subsidiaries or affiliates or any of their respective employees. This restriction shall not apply, however, (i) as may otherwise be required by law, (ii) to the extent such information (A) shall be or have become publicly available, (B) was available to SELLING SHAREHOLDERS on a non-confidential basis prior to its disclosure by SOSS, its subsidiaries or affiliates or (C) becomes available to SELLING SHAREHOLDERS on a non-confidential basis from a person other than SOSS, its subsidiaries or affiliates or (iii) with respect to disclosure by SELLING SHAREHOLDERS to parties to whom disclosure may be required or desirable in connection with the transactions contemplated by this Agreement.

                  6.4 Property of SOSS. All of SOSS', its subsidiaries' or affiliates' Trade Secrets, and all tangible items, including, without limitation, all memoranda, notes, lists, records, proprietary and other software and information systems, and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of SELLING SHAREHOLDERS, or made available to SELLING SHAREHOLDERS relating to the past, existing, or contemplated business or work of SOSS, its subsidiaries or affiliates, other than purely personal matters, are and shall remain SOSS' exclusive property and shall be delivered to SOSS promptly upon the termination of SELLING SHAREHOLDERS' employment with SOSS or at any other time on request of SOSS.

                  6.5 Rights and Remedies upon Breach. If either SELLING SHAREHOLDER breaches, or threatens to commit a breach of, any of the provisions of Articles 6.2.1, 6.3, or 6.4 (collectively, the "Restrictive Covenants"), SOSS shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to SOSS under law or in equity:
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                           6.5.1 Specific Performance. The right and remedy to
have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed by the parties hereto that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to SOSS and that money damages would not provide an adequate remedy to SOSS.

                           6.5.2 Accounting. The right and remedy to require
SELLING SHAREHOLDERS to account for and pay over to SOSS all compensation, profits, monies, accruals, increments or other benefits derived or received by SELLING SHAREHOLDERS as the result of any transactions constituting a breach of the Restrictive Covenants.

                6.6 Severability of Covenants. SELLING SHAREHOLDERS acknowledge and agree that the Restrictive Covenants are reasonable and valid in scope, and geographical and temporal breadth and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                6.7 Enforceability. SOSS and SELLING SHAREHOLDERS hereby agree that jurisdiction to enforce the Restrictive Covenants shall rest with the courts of the state wherein the Restrictive Covenants are alleged to have been violated. It is the intent of the parties that the Restrictive Covenant be construed according to the laws of the state in which the violation was alleged to have occurred. If the court determines that any one or more of such jurisdictions would hold the Restrictive Covenants unenforceable by reason of their scope or otherwise, it is the intention of SOSS and SELLING SHAREHOLDERS that such determination not bar or in any way affect SOSS' right to the relief provided above for violations of the Restrictive Covenants alleged to have occurred in any other jurisdiction. As to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction, for this purpose, shall be severable into diverse and independent covenants.

        7. (a) The Closing of this Agreement is contingent and conditioned upon a successful completion of due diligence by SOSS. Within a reasonable time after the execution of this Agreement, SOSS shall cause its representatives, including its independent auditors, Arthur Anderson, LLP, to begin to undertake a due diligence review of WOLFE's books and records. SOSS will finish its due diligence review within thirty (30) days from the date this Agreement is executed. SOSS shall have five (5) days from the completion of its due diligence to notify WOLFE and SELLING SHAREHOLDERS of its intent not to close this Agreement and its basis for such a decision.

                      (b) This Agreement is also contingent and conditioned upon SOSS' Board of Director's approving the terms of the Agreement. SOSS shall cause its Board of Directors to act upon this Agreement within five (5) days after its execution. SOSS shall have five (5) days from the time its Board of Directors acts in which to notify WOLFE and SELLING SHAREHOLDERS of any approval or disapproval.

                      (c) If the Agreement does not close for any of the reasons listed herein, the Agreement shall terminate except for those covenants and conditions set forth in Articles 8 which shall survive any such termination.

         8. In the event the transaction contemplated by this Agreement does not close, each party will maintain as confidential for a period of five years from the date of this Agreement all written proprietary information which it or any of its representatives may obtain from any other party, or any other parties' employees. This restriction shall not apply, however, (i) as may otherwise be required by law, (ii) to the extent such information (A) shall be or have become publicly available, (B) was available to the party on a non-confidential basis prior to its disclosure by any other party or (C) becomes available to a party on a non-confidential basis from a person other than any other party or (iii) with respect to disclosure by a party to parties to whom disclosure may be required or desirable in connection with the transactions contemplated by this Agreement.

         9. WOLFE and SELLING SHAREHOLDERS represent and warrant to SOSS that the statements in this Article 9 below are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. As used in this Agreement "material" shall mean any discrepancy in the financial statements or representations that in the aggregate have an impact of more than twenty thousand dollars ($20,000.00).

         (a) Wolfe & Associates, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the state of New Mexico. Wolfe & Associates, Inc. has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Wolfe & Associates, Inc. is not in default under or in violation of any provision of its charter, articles of incorporation, or bylaws.

         (b) Exhibit A represents a true and complete balance sheet of Wolfe & Associates, Inc., as of the Closing Date. SOSS acknowledges that WOLFE currently has other assets and liabilities which are not listed in Exhibit A that will be transferred prior to the Closing Date. WOLFE's representations are limited to those assets and liabilities to be transferred pursuant to this Agreement.

         (c) WOLFE has good and marketable title to all the assets listed in Exhibits B, C and

                  D. Such lists constitute a full and complete list of all assets of WOLFE. All assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, or claims, except for the mortgages, liens, pledges, charges, encumbrances, equities, or claims as described in Exhibit I, which is attached hereto and incorporated herein.

         (d) The liabilities listed in Exhibits E, F, G, H, J and K constitute a full and complete list of the liabilities of WOLFE. All contingent liabilities are described in Exhibit H.

         (e)      Neither the execution nor the delivery of this Agreement will
                  (i) violate any statute, regulation, judgment, order, or other restriction of any governmental agency or court; or (ii) conflict with, result in a breach or default under any Agreement, contract, license, or other arrangement to which WOLFE is a party.

         (f) WOLFE has filed all income tax returns that it was required to file, has paid in full all taxes associated with such tax returns and is not deficient on any tax payments or liabilities except as set forth in Exhibit J, which is hereby incorporated herein.

         (g) WOLFE has complied with the environmental, health, and safety laws in all material respects and does not have any material liability relating to the environmental, health, and safety laws.

         (h) WOLFE has complied with all federal, state and local equal employment opportunity and anti-discrimination laws in all material respects and does not have any material liability relating to the federal, state and local equal employment opportunity and anti-discrimination laws.

         (i) WOLFE has complied with ERISA in all material respects and does not have any material liability relating to ERISA.

         (j) WOLFE has complied with COBRA in all material respects and does not have any material liability relating to COBRA.

         (k) WOLFE has paid in full all payroll taxes and other withholdings mandated by federal, state and local laws, including, but not limited to FICA, Medicare, unemployment, workers' compensation insurance and trust fund withholding taxes. WOLFE has filed all appropriate returns for such taxes and withholdings.

         (l) WOLFE has maintained at all times during the past four years workers compensation and general liability insurance. Such policies are currently in effect.

                  WOLFE has paid all premiums for such insurance or has financed such premiums through a premium finance company and has accrued such charges in its financial statement.

         (m) WOLFE has disclosed all lawsuits, claims, potential claims or causes of actions that have arisen against WOLFE that are known or that it should reasonably be expected to know. All such lawsuits, claims, potential claims or causes of action are listed and described in Exhibit K, which is attached hereto and incorporated herein.

         10. SELLING SHAREHOLDERS agree to indemnify SOSS and hold SOSS harmless from any loss, damage, expense, liability, or claim, including without limitation, attorney's fees and expenses of litigation, to which SOSS may become subject arising out of: (a) any material misstatement of WOLFE or the SELLING SHAREHOLDERS as warranted in Article 9; or (b) any failure of WOLFE or the SELLING SHAREHOLDERS to perform any of their covenants, Agreements or undertaking contained in this Agreement or in any other Agreement executed in connection with the transactions contemplated herein or (c) any material liability (whether known or unknown, whether asserted or un-asserted, whether absolute or contingent) not disclosed to SOSS.

         11. SOSS agrees to employ each SELLING SHAREHOLDER pursuant to the terms and conditions of a separate employment agreement. The form of Curtis L. Wolfe's employment agreement is attached as Exhibit L. The form of Robert J. Otoupalik's employment agreement is attached as Exhibit M. Such employment may be conditioned upon the successful completion of a personal history and criminal background check, which shall be completed within ten (10) days after this Agreement is signed. Each SELLING SHAREHOLDER hereby consents to SOSS conducting a personal history and criminal background check prior to employment with SOSS.

         12. SOSS shall issue options to purchase ten thousand (10,000) shares of SOSS' common stock each to Curtis L. Wolfe and Robert J. Otoupalik. Such stock options will be issued under a separate agreement pursuant to and in accordance with the SOSS' May 1995 Incentive Stock Option Plan and shall vest over a period of five (5) years pursuant to such separate agreement.

         13. SOSS shall issue options to purchase a combined twenty thousand (20,000) shares of SOSS' common stock to certain key employees of WOLFE (other than the SELLING SHAREHOLDERS and the COMMUNITY PROPERTY INTEREST HOLDER) which as a result of this Agreement are subsequently employed by SOSS. Such stock options will be issued under a separate agreement pursuant to and in accordance with the SOSS' May 1995 Incentive Stock Option Plan and shall vest over a period of five (5) years pursuant to such separate agreement. Said plan requires that any specific grant be approved by the compensation committee of SOSS' board of directors. As part of the approval process described in Article 7(b) herein, SOSS shall submit a list of persons and number of shares to be granted as indicated in Exhibit N to the compensation committee for authorization.

         14. For each of WOLFE's employees hired by SOSS, SOSS shall recognize time of service with WOLFE as time of service with SOSS for purposes of non-health or welfare benefits, such as, 401(k) eligibility and matching contribution vesting, C-125, etc. SOSS currently has in effect a 401(k) plan. WOLFE's employees currently participating in its 401(k) plan may rollover such monies to the SOSS plan subject to all ERISA requirements and restrictions. SOSS shall maintain current incentive plans, as described in Exhibit O, for WOLFE's employees, excluding SELLING SHAREHOLDERS. WOLFE acknowledges that SOSS maintains a drug-free workplace policy and that all of WOLFE's staff or regular employees hired by SOSS will be subject to SOSS' drug free work place and drug testing policy.

         For each of WOLFE's employees hired by SOSS, SOSS will provide the same health, life and disability benefits as currently provided by WOLFE, insofar as SOSS may provide such coverage without violating the discrimination provisions of any employee benefit law. If at any time in the future, SOSS can obtain comparable benefits at a lesser cost, SOSS may purchase such similar benefits from the lower cost provider.

         15. WOLFE agrees from the time of the execution of this Agreement through the effective date that WOLFE will conduct its Business only in the ordinary course consistent with past practices and will not enter into any agreement which would materially affect its business, assets or liabilities which would be binding upon SOSS after the Closing, without SOSS' consent.
         16. Each party agrees to take such further action as is necessary to carry out the purpose of this Agreement, including the execution and delivery of such further instruments and documents as any party reasonably may request.

         17. Each party agrees that prior to the commencement of any action for breach of this Agreement they will submit to non-binding mediation or arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the action. The parties agree to negotiate in good faith to resolve the breach or enter a settlement. An arbitrator will be chosen by the affected parties. If the parties are unable to agree upon an arbitrator, an arbitrator shall be selected pursuant to the rules of the American Arbitration Association then in effect.
Arbitration shall take place in Salt Lake City, Utah.

         18. This Agreement and all documents executed and delivered hereunder shall be deemed to be contracts under the laws of the State of Utah, and for all purposes shall be construed and governed in accordance with such laws. Any suit or other action to enforce any provision of this Agreement or to obtain any remedy with respect hereto shall be brought in any federal or state court with competent jurisdiction sitting in Salt Lake County, State of Utah.

         19. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity and enforceability of the remaining terms and provisions of this Agreement.

         20. Each party shall bear its own costs and expenses incurred in connection with this Agreement.

         21. Each party acknowledges that it has sought the advice (or has had the opportunity to do so) of competent legal counsel and tax advisors with respect to the subject matter of this Agreement and the legal and tax consequences of entering this Agreement.

         22. This Agreement, together with the exhibits incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter herein. This Agreement may only be modified by written instrument executed by the parties hereto.

         23. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. As used herein, "counterparts" shall include full copies of this Agreement signed and delivered by facsimile transmission, as well as photocopies of such facsimile transmission.




         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

DATED this       day of        , 1996.      DATED this      day of     , 1996.
          -----        -------                         -----       ----

Wolfe & Associates, Inc., by:               SOS Staffing Services, Inc., by:


------------------------------              ---------------------------------
Curtis L. Wolfe, its President              Richard D. Reinhold, its CEO

DATED this       day of        , 1996.      DATED this      day of     , 1996.
          -----        -------                         -----       ----


SELLING SHAREHOLDER                         SELLING SHAREHOLDER


------------------------------              ---------------------------------
Curtis L. Wolfe                             Robert J. Otoupalik

DATED this       day of        , 1996.      DATED this      day of     , 1996.
          -----        -------                         -----       ----


SELLING SHAREHOLDER                         COMMUNITY PROPERTY INTEREST
                                                       HOLDER


------------------------------              ---------------------------------
Dawne E. Parker                             Christine Otoupalik, who signs with
                                            respect to any interest she may
                                            claim due to her status as Robert J.
                                            Otoupalik's spouse under
                                            California's community property
                                            laws.

                                    EXHIBIT A

                  [ATTACH WOLFE's BALANCE SHEET AS EXHIBIT A]

                                    EXHIBIT B


The following is a general list of assets of WOLFE to be transferred to SOSS as a result of this Agreement:

(a) The real property leases for the demised premises located at 5325 Wyoming Boulevard, N.E., Albuquerque, New Mexico 87109, 13891 Newport Avenue, Suite 100, Tustin California 92680, and 5820 Stoneridge Mall Road, Suite 217, Pleasanton, California 94588 together with all rights and privileges under said leases to real property subject to said leases; and

(b) All papers and records in WOLFE's care, custody or control relating to the operational aspects of WOLFE's business or any of its Assets, including but not limited to all personnel and labor relations records, environmental control records, sales records, accounting and financial records, maintenance and production records, except that WOLFE and SELLING SHAREHOLDERS shall either have unlimited access to or copies of such records for the purpose of preparing governmental reports and tax returns or any other legitimate purpose; and

(c) All records in any way related to WOLFE, its customers, business, employees, etc. that are maintained at any location;

(d) Telephone numbers of WOLFE, to wit: (714) 731-5800, (505) 821-9336, (510)
225-9800 and any other number which is listed as Wolfe & Associates, Inc. or owned by WOLFE, including, if so listed or owned, (847) 359-4363, (907) 780-4240 and (612) 891-1694; and

(e) Facsimile telephone numbers of WOLFE, to wit: (714) 731-6011, (505) 821-1741, (510) 225-9833 and any other number which is listed as Wolfe & Associates, Inc. or owned by WOLFE, including, if so listed or owned, (847) 359-4219 and (612) 431-2852; and

(f) All of WOLFE's Intangibles including:

         (i) all assumed business or trade names, including but not limited to:
"Wolfe & Associates" and all other forms or derivations using "Wolfe," and all other assumed business names and trade names owned or used by WOLFE; and all other slogans, trademarks and service marks related to WOLFE owned or used by WOLFE; and

         (ii) all intellectual property, including, but not limited to copyrights, trade secrets, patents and technical know-how; and

         (iii) all employee lists, including, but not limited to complete personnel files, work histories, employment agreements between WOLFE and employees of WOLFE, employee confidentiality and non-compete agreements between WOLFE and employees of WOLFE, and all other documents related to employees of WOLFE; and

         (iv) all customer lists, including but not limited to all telephone numbers, credit histories, sales histories and other documents related to WOLFE's customers; and


         (v)      WOLFE's goodwill; and

         (vi)     all other intangibles of WOLFE; and

(g) All proprietary software, hardware and information systems and all other software, hardware, and information systems; and

(h) All prepaid expenses relating to any of the assets, facilities, and operations of WOLFE, including, but not limited to any deposits used in the normal operation of WOLFE's business such as deposits for insurance, rent, utilities, etc.; and

(i) All operational assets of WOLFE including, but not limited to all inventory, office furniture, phones, electronic and computer equipment and all other equipment used by WOLFE to conduct business which are listed in Exhibit C; and

(j) All cash, bank accounts, accounts receivable and non-operational assets, as specifically described in Exhibit D;

                                    EXHIBIT B

 [Exhibit C shall consist of the operational asset inventory provided by WOLFE and shall include a description of market value and depreciated book value]

                                    EXHIBIT C

   [Exhibit D shall consist of a complete list of WOLFE's cash, bank accounts, accounts receivable and any other non-operational asset to be transferred hereunder]

  [Exhibit E shall consist of a list of third party contracts and leases to be provided by WOLFE]

     [Exhibit F shall consist of a list of all of WOLFE's accounts payable]
                            [To be provided by WOLFE]

     [Exhibit G is a list of all other fixed or known liabilities of WOLFE]
                             To be provided by WOLFE

               [Exhibit H is a list of all contingent liabilities]
                             To be provided by WOLFE

       [EXHIBIT I shall be a list or description of all liens, mortgages, encumbrances, etc. attached to any asset of WOLFE. To be provided by WOLFE.]

   [EXHIBIT J is description of all tax liabilities. To be provided by WOLFE]

    [Exhibit K is a list and description of all lawsuits, claims or causes of actions against WOLFE. To be provided by WOLFE]

         [Exhibit L is a form of Curtis L. Wolfe's employment agreement]

       [Exhibit M is a form of Robert J. Otoupalik's employment agreement]

 [Exhibit N is a list of key employees of Wolfe and the number of options to be granted to each such employee. To be provided by Wolfe]

 [Exhibit O is a description of WOLFE employees' incentive plans. To be provided by WOLFE]

                                    EXHIBIT D

                                    EXHIBIT E

                                    EXHIBIT F

                                    EXHIBIT G

                                    EXHIBIT H

                                    EXHIBIT I

                                    EXHIBIT J

                                    EXHIBIT K

                                    EXHIBIT L

                                    EXHIBIT M

                                    EXHIBIT N

                                    EXHIBIT O